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ALTERA UPDATES THIRD QUARTER REVENUE GUIDANCE

San Jose, Calif., September 4, 2012 - Altera Corporation (NASDAQ: ALTR) today announced updated third quarter 2012 revenue guidance.

Sequential revenue growth for the third quarter is expected to be in line with the company's previous guidance for growth of two percent to six percent from the second quarter levels. The company's new products will be the growth drivers for the quarter with sales of both 40nm and 28nm products up substantially.

Third quarter results will be released after the market close on October 23, 2012.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, projections of the company's third quarter revenue outlook and the relative sales growth of the company's new products. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, changes in demand during the remainder of the quarter for the company's new products including Cyclone® IV, Arria® II, Arria V, Stratix® IV, and Stratix V FPGAs, MAX® V CPLDs and HardCopy® IV device families, as well as other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

 Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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